      As filed with the Securities and Exchange Commission on June 1, 1995
                                                       Registration No. 33-_____
- -------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                             -----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------
                           PROTECTIVE LIFE CORPORATION
             (Exact name of registrant as specified in its charter)
                 DELAWARE                              95-2492236
     (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                IDENTIFICATION NO.)
                             2801 HIGHWAY 280 SOUTH
                           BIRMINGHAM, ALABAMA  35223
                                 (205) 879-9230
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 DEBORAH J. LONG
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           PROTECTIVE LIFE CORPORATION
                             2801 HIGHWAY 280 SOUTH
                           BIRMINGHAM, ALABAMA  35223
                                 (205) 879-9230
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             -----------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                     PUBLIC:

From time to time, after the effective date of this Registration Statement in accordance with the Protective Life Corporation Deferred Compensation Plan for Sales Managers, Agents, and Representatives.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
                             -----------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/
                             -----------------------
                         CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------
   Title of each class of          Amount           Proposed maximum           Proposed maximum           Amount of
      securities to be             to be         offering price per unit    aggregate offering price    registration
         registered              registered                (1)                        (1)                  fee (1)
- -----------------------------------------------------------------------------------------------------------------------
   Common Stock
   $.50 Par Value . . .            100,000                $24.09                   $2,409,000               $831
- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------

(1) Estimated only for the purpose of calculating the registration fee. Such estimates have been calculated in accordance with Rule 457(c) under the Securities Act of 1933 and are based upon the closing price per share of the Registrant's Common Stock as reported by the New York Stock Exchange on May 25, 1995, adjusted for a 2-for-1 stock split on June 1, 1995.

                             -----------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              CROSS REFERENCE SHEET
                            (PURSUANT TO ITEM 501(B))



Items in Part I of Form S-3 Prospectus                            Heading in Prospectus
- --------------------------------------                      ----------------------------------
 1.   Forepart of Registration Statement                    Front Cover Page
      and Outside Front Cover Page of
      Prospectus

 2.   Inside Front and Outside Back Cover                   Available Information; Information
      Pages of Prospectus                                   Incorporated by Reference

 3.   Summary Information, Risk Factors                     Summary; The Company
      and Ratio of Earnings to Fixed Charges

 4.   Use of Proceeds                                       Use of Proceeds

 5.   Determination of Offering Price                       Summary;  The Plan

 6.   Dilution                                              Not Applicable

 7.   Selling Security Holders                              Not Applicable

 8.   Plan of Distribution                                  Summary; The Plan

 9.   Description of Securities To Be Registered            Not Applicable

10.   Interests of Named Experts and Counsel                Legal Matters, Experts

11.   Material Changes                                      Not Applicable

12.   Incorporation of Certain Information                  Information Incorporated by Reference
      By Reference

13.   Disclosure of Commission Position                     Not Applicable
      on Indemnification for Securities
      Act Liabilities


                                   PROSPECTUS

- -------------------------------------------------------------------------------

                           PROTECTIVE LIFE CORPORATION
                           DEFERRED COMPENSATION PLAN
                 FOR SALES MANAGERS, AGENTS, AND REPRESENTATIVES


              PARTICIPATION IN THE PLAN IS OFFERED ON THE BASIS SET
                    FORTH HEREIN TO ELIGIBLE SALES MANAGERS,
                         AGENTS, AND REPRESENTATIVES OF
                           PROTECTIVE LIFE CORPORATION

                     THESE SECURITIES HAVE NOT BEEN APPROVED
            OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION,
               NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE


          FOR NORTH CAROLINA INVESTORS:  THE SECURITIES OFFERED HEREBY
            HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER
            OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE
          COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY
                                OF THIS DOCUMENT.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933. No person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any purchases made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Protective Life Corporation since the date of this Prospectus.



                   THE DATE OF THIS PROSPECTUS IS JUNE 1, 1995

                              AVAILABLE INFORMATION

     Protective Life Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and may also be obtained free of charge upon written or oral request to Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202; telephone (205) 879-9230.

     The Company has filed with the SEC a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of the Company's Common Stock, par value $.50 per share (the "Common Stock"), to be issued in connection with the Protective Life Corporation Deferred Compensation Plan for Sales Managers, Agents, and Representatives (the "Plan"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified and amplified in all respects by the complete contents of such reference.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents of the Company, heretofore filed with the SEC pursuant to the Exchange Act, are incorporated by reference herein:

     (1)  Annual Report on Form 10-K for the year ended December 31, 1994
     (2)  Quarterly Report on Form 10-Q for the quarter ended March 31, 1995
     (3)  Current Report on Form 8-K, dated February 16, 1995
     (4)  Current Report on Form 8-K, dated April 27, 1995
     (5) Registration Statements on Form 8-A, dated September 7, 1993 for Common Stock of the same class registered hereunder, and for junior participating cumulative preferred stock

     All reports and other documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

This Prospectus incorporates by reference documents relating to the Company which are not presented herein or delivered herewith. Copies of any such documents, other than appendices or exhibits to such documents unless specifically incorporated herein, are available without charge to any person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request to Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202, telephone: (205) 879-9230.

                                     SUMMARY


     THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS, THE APPENDICES HERETO AND IN THE DOCUMENTS AND FINANCIAL STATEMENTS INCORPORATED INTO THIS PROSPECTUS BY REFERENCE. UNLESS THE CONTEXT INDICATES OTHERWISE, THE "COMPANY" REFERS TO PROTECTIVE LIFE CORPORATION, A DELAWARE CORPORATION, AND ITS SUBSIDIARIES.

THE COMPANY

     Protective Life Corporation, a Delaware corporation incorporated in 1981, is an insurance holding company that owns a group of life insurance companies that provide financial services through the production, distribution and administration of insurance and investment products. Protective Life Insurance Company, founded in 1907, is the Company's principal operating subsidiary.

     The Company's principal executive offices are located at 2801 Highway 280 South, Birmingham, Alabama 35223, and its telephone number is (205) 879-9230.

     For further information about the business and operations of the Company, including factors which may affect its future results, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the Company's other reports incorporated therein and herein by reference. See "Information Incorporated by Reference."

THE PLAN

     Regional sales managers, agents, sales representatives, and other persons who (i) have been selected by the Company, and (ii) who are not employees of the Company shall be eligible to participate in the Protective Life Corporation Deferred Compensation Plan for Sales Managers, Agents, and Representatives (the "Plan"). Any eligible person who elects to participate in the Plan ("Participant") may thereby defer the receipt of all or any portion of bonuses, commissions, or other compensation specified as eligible for deferral (the "Deferrable Compensation") in accordance with the terms of the Plan and any rules or regulations established thereunder.

     The Company shall establish a deferred compensation account (the "Account") for each Participant. Each Participant shall elect to have Deferrable Compensation actually deferred credited to his or her Account either as a cash allotment or as a stock allotment, or a portion to each. If a stock allotment is elected in whole or in part, the Account shall be credited with an amount of stock equivalents that is equal to the number of full and fractional shares of the Company's Common Stock that could be purchased with the dollar amount of the stock allotment based on the Average Daily Closing Price (as defined in the Plan) for a share of Common Stock for the twenty trading days preceding the date the Account is credited with such allotment. The Participant's Account shall also be credited with interest with respect to cash allotments and dividends with respect to stock allotments. Interest on any cash allotments shall be credited as of the last day of each calendar month based on the Average Daily Balance (as defined in the Plan) during such month at a rate equal to the 30-Day London Interbank Offered Rate (LIBOR) for the last day of the immediately preceding calendar month. Dividends paid on stock allotments will be credited to a Participant's Account in the form of additional stock equivalents.

     From time to time certain Participants may be selected to receive a special supplemental bonus outside the terms of the Plan which is designated as Deferrable Compensation (a "Supplemental Bonus"). In the event a Participant elects to defer a Supplemental Bonus, otherwise payable in cash, in the form of stock equivalents for a period of not less than three years, the Participant will be entitled to have an additional stock allotment (an "Additional Stock Allotment") credited to his Account. Such Additional Stock Allotment will equal 100 percent (or such other percentage specified by the Company) of the related Supplemental Bonus. A Participant's rights with respect to any Additional Stock Allotments vest at the end of a three-year period which begins on the date the deferred Supplemental Bonus would otherwise have been payable; provided that the Participant still has a significant association with the Company, as determined by the President of the Company or his designee (collectively referred to as the "President") in his sole discretion. Stock equivalents credited to a Participant's Account which represent the deferral of a Supplemental Bonus will be fully vested at the time of deferral. IT IS ANTICIPATED THAT ONLY A LIMITED NUMBER OF PARTICIPANTS WILL BE SELECTED TO RECEIVE SUPPLEMENTAL BONUSES AND RECEIPT OF ONE SUPPLEMENTAL BONUS SHALL NOT ENTITLE A PARTICIPANT TO RECEIVE SUBSEQUENT SUPPLEMENTAL BONUSES.

     The balance in the Account shall be paid out to the Participant commencing on the date which the Participant has specified. Except as otherwise provided in the Plan, the balance in a Participant's Account shall be paid in a lump sum, unless the Participant elects, in accordance with the terms of the Plan and any rules or regulations established thereunder, to receive payment in installments over a period not to exceed ten years.

     Unless the President otherwise determines, in the event the Participant ceases to have a significant association with the Company, as determined by the President in his sole discretion, any non-vested Additional Stock Allotments shall be forfeited by the Participant, and the remaining balance in the Account shall be payable in a lump sum.

     In the event of the death of the Participant prior to distribution of the entire balance in the Participant's Account, any non-vested Additional Stock Allotments shall immediately vest, and, unless the President otherwise determines, the balance in the Account shall become payable in a lump sum.

     In the event a Participant becomes disabled or suffers a hardship, the President may, in his sole discretion, upon written request, accelerate the payment commencement date and/or payment schedule with respect to the balance in a Participant's Account. Unless the President shall otherwise determine, any non-vested Additional Stock Allotments associated with amounts paid on an accelerated basis due to hardship shall be forfeited.

     Distribution of any amount credited to the Account on a cash basis shall be made in cash. Distribution of stock equivalents in the Account shall be made in whole shares of the Company's Common Stock; fractional shares shall be paid in cash. The value of the distribution with respect to stock equivalents will depend on the value of the Company's Common Stock at the time of distribution and as such is subject to market fluctuations in the Company's Common Stock.

     Notwithstanding any other provision of the Plan, if a Change in Control (as defined in the Company's Shareholders Rights Plan, as in effect from time to time) occurs, at any time after the occurrence of certain other events, any Additional Stock Allotments shall vest immediately to the Participant, and the balance in the Account shall be payable in a lump sum to the Participant with the distribution with respect to stock equivalents to be made in cash in accordance with the terms of the Plan.

     The Participant shall not have any interest in any fund or specific asset of the Company by reason of amounts credited to the Participant's Account. Distributions under the Plan will be made from the general funds of the Company, and the rights of the Participants are those of an unsecured general creditor of the Company. No Participant shall have the right to exercise any of the rights or privileges of a shareholder with respect to any stock equivalents credited to their Account.

     THE PROTECTIVE LIFE CORPORATION DEFERRED COMPENSATION PLAN FOR SALES MANAGERS, AGENTS, AND REPRESENTATIVES IS ATTACHED HERETO AS APPENDIX A IN ITS ENTIRETY. RECIPIENTS OF THIS PROSPECTUS, WHO ARE CONSIDERING PARTICIPATING IN THE PLAN, ARE URGED TO READ APPENDIX A.

RESALES OF COMPANY COMMON STOCK

     The Company's Common Stock to be issued in connection with the Plan has been registered under the Securities Act. All shares of the Company's Common Stock received will be freely transferable by those Participants not deemed to be "Affiliates" of the Company. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with, the Company (generally, certain executive officers and directors).

USE OF PROCEEDS

     Upon and to the extent of the election of Participants to participate in this offering, the Company will be relieved of, in the case of deferrals into stock equivalents, or will be able to postpone, in the case of cash deferrals, its obligation to make cash payments otherwise due and owing to the Participants.

MARKET PRICES AND DIVIDEND DATA

     The Company's Common Stock is listed and principally traded on the New York Stock Exchange (the "NYSE") (NYSE symbol: PL). The following table sets forth, for the periods indicated, the range of high and low closing sale prices per share of the Company's Common Stock, as reported on the NYSE, and the dividend history of the Company for the periods indicated.

     The declaration and payment of cash dividends by the Company is made at the discretion of the Company's Board of Directors. The Company (or its predecessor) has paid cash dividends each year since 1926 and each quarter since 1934.

On May 1, 1995 the Company's Board of Directors approved a 2-for-1 stock split in the form of a 100% stock dividend to be distributed June 1, 1995. The market prices and dividends in the following table have been restated to reflect the 2-for-1 stock split.

                                            HIGH          LOW    CASH DIVIDENDS
                                            ----          ---    --------------
Year Ended December 31, 1994:
     First Quarter . . . . . . . . . . .  $23.06       $20.25        $0.13
     Second Quarter. . . . . . . . . . .   23.44        18.44         0.14
     Third Quarter . . . . . . . . . . .   22.13        19.88         0.14
     Fourth Quarter. . . . . . . . . . .   24.31        19.88         0.14

Year Ended December 31, 1995:
     First Quarter . . . . . . . . . . .  $24.25       $21.38        $0.14


SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth certain historical financial information of the Company as of March 31, 1995 and for the three-month periods ended March 31, 1995 and 1994 and as of and for each of the fiscal years in the five year period ended December 31, 1994. This selected historical financial information is, in part, based upon, derived from, and should be read in conjunction with, and is qualified in its entirety by reference to, the historical consolidated financial statements of the Company, and the related notes therein, incorporated in this Prospectus by reference. See "INFORMATION INCORPORATED BY REFERENCE." Interim unaudited information for the Company for the three-month periods ended March 31, 1995 and 1994, reflect, in the opinion of the management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. Results for the three months ended March 31, 1995, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                      (In thousands, except per share data)

                                             THREE MONTHS ENDED
                                                  MARCH 31                            YEAR ENDED DECEMBER 31
                                             ------------------        -----------------------------------------------------
                                              1995        1994         1994        1993        1992        1991        1990
                                              ----        ----         ----        ----        ----        ----        ----
                                                 (unaudited)
INCOME STATEMENT DATA
Premiums and policy fees . . . . . . . .    $ 90,562    $ 89,437     $402,772    $370,758    $323,136    $273,975    $248,448
Net investment income. . . . . . . . . .     112,663     100,248      417,825     362,130     284,069     233,502     136,995
Realized investment gains (losses) . . .       2,619       2,297        6,298       5,054         (14)     (3,085)     (3,154)
Other income . . . . . . . . . . . . . .       4,919       3,562       21,553      21,695      18,835      11,556       8,197
                                            --------    --------     --------    --------    --------    --------    --------

         Total revenues. . . . . . . . .    $210,763    $195,544     $848,448    $759,637    $626,026    $515,948    $390,486
                                            --------    --------     --------    --------    --------    --------    --------
                                            --------    --------     --------    --------    --------    --------    --------

Benefits and expenses. . . . . . . . . .    $181,191    $171,165     $742,275    $674,593    $566,079    $464,245    $350,204
Income tax expense . . . . . . . . . . .      $9,759      $7,801      $33,976     $28,475     $17,384     $14,477     $11,279
Minority interest. . . . . . . . . . . .        $804                   $1,796         $19         $90      $1,437        $870
Net income . . . . . . . . . . . . . . .     $19,009     $16,578      $70,401    $56,550(1)   $41,420(2)  $35,789     $28,133

PER SHARE DATA(3)
Net income (4) . . . . . . . . . . . . .       $0.69       $0.61        $2.57      $2.07(1)     $1.52(2)    $1.31       $1.03
Cash dividends . . . . . . . . . . . . .       $0.14       $0.13        $0.55      $0.505       $0.45       $0.41      $0.365
Weighted average number of
  shares outstanding . . . . . . . . . .  27,599,922  27,389,792   27,392,936  27,381,578  27,315,986  27,298,062  27,223,292
Stockholders' equity . . . . . . . . . .      $12.67      $11.64        $9.86      $13.17      $10.28      $ 9.22      $ 8.15
Stockholders' equity excluding
  unrealized gains and losses. . . . . .      $14.76      $12.23       $13.78      $11.74      $10.16      $ 9.08      $ 8.17
  on investments


                                                                                       DECEMBER 31
                                                MARCH 31         --------------------------------------------------------
                                                  1995           1994         1993         1992         1991         1990
                                                --------         ----         ----         ----         ----         ----
                                               (unaudited)
BALANCE SHEET DATA
Total assets . . . . . . . . . . . . . .       $6,450,330     $6,130,284   $5,316,005   $4,006,667   $3,120,290   $2,331,197
Long-term debt . . . . . . . . . . . . .          $98,000        $98,000     $137,598      $31,014      $23,548       $2,079
Total debt . . . . . . . . . . . . . . .         $124,000        $98,000     $147,118      $88,248      $57,579      $81,145
Monthly income preferred securities(5) .          $55,000        $55,000
Stockholders' equity . . . . . . . . . .         $364,440       $270,373     $360,733     $281,400     $251,745     $222,326
Stockholders' equity excluding
  unrealized gains and losses
  on investments . . . . . . . . . . . .         $424,491       $377,905     $321,449     $278,244     $247,764     $222,812

(1) Reduced by $1,261 or $.05 per share representing a one-time adjustment to income tax expense due to the change in the corporate income tax rate from 34% to 35%.
(2) Reduced by $1,053 or $.04 per share representing the cumulative effect of a change in accounting principle for the adoption of SFAS No. 106.
(3)   Restated to reflect 2-for-1 stock split on June 1, 1995.
(4) Net income per share is computed using the weighted average number of shares outstanding during each period.
(5) Reported as "minority interest in consolidated subsidiaries" in the Company's financial statements.


                        TAX EFFECTS OF PLAN PARTICIPATION

   Under present laws, regulations, rulings, and case law, if certain requirements are met, deferrals under the Plan will not be subject to federal income taxes at the time the deferred amounts are credited to the Participant's Account. If these requirements are not met, a Participant may be subject to penalties and may be required to pay interest on taxes that would otherwise be payable. The Company's independent public accountants have provided the Company with an opinion that it is more likely than not that the deferrals under the Plan will not be subject to Federal income taxes at the time such amounts are credited to the Participant's Account. The Participant will, however, be subject to federal income and Social Security (or self employment) taxes on his or her deferred amounts and any earnings or appreciation thereon, at the time the funds are received (actually or constructively) by the Participant.

   Other income taxes, state taxes, estate and inheritance taxes may be applicable depending upon a Participant's particular circumstances. A Participant should consult a qualified tax advisor before making any election permitted by the Plan.

   If any amounts deferred pursuant to the Plan are found to have been includible in the taxable income of a Participant prior to payment of such amounts from his or her Account, such amounts shall be immediately paid to such Participant, notwithstanding his or her elections under the Plan.

   The Company is not entitled to a tax deduction for any Participant contributions until such Participant contributions and appreciation of the contributions are taxable to the Participant.

                                  LEGAL MATTERS

   Certain legal matters are being passed upon for the Company by Deborah J. Long, Senior Vice President and General Counsel, Protective Life Corporation, 2801 Highway 280 South, Birmingham, Alabama 35223.

                                     EXPERTS

   The consolidated balance sheets of the Company as of December 31, 1994 and 1993 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994 and the related financial statement schedules which are incorporated by reference or included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and which have been incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph with respect to changes in the Company's methods of accounting for certain investments in debt and equity securities in 1993 and postretirement benefits other than pensions in 1992, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

   With respect to the unaudited interim financial information for the Company and subsidiaries for the three-month periods ended March 31, 1995 and 1994, incorporated by reference in this Prospectus, Coopers & Lybrand L.L.P. has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Registration Statement of which this Prospectus forms a part states that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Coopers & Lybrand L.L.P. is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by Coopers & Lybrand L.L.P. within the meaning of Sections 7 and 11 of the Act.

                                   APPENDIX A

                           PROTECTIVE LIFE CORPORATION
                           DEFERRED COMPENSATION PLAN
                 FOR SALES MANAGERS, AGENTS, AND REPRESENTATIVES


1.  ELIGIBILITY AND PURPOSE

          Regional sales managers, agents, sales representatives, and other persons who (i) have been selected by the President of Protective Life Corporation ("PLC") or his designee (hereinafter collectively referred to as the "President"), and (ii) who are not employees of PLC or its affiliates (the "Company") for purposes of the Federal Insurance Contributions Act shall be eligible to participate in the Protective Life Corporation Deferred Compensation Plan for Sales Managers, Agents, and Representatives (the "Plan"). Any such eligible person who elects to participate in the Plan ("Participant") may thereby defer the receipt of all or any portion of his or her bonuses, commissions, or other compensation specified by the President as eligible for deferral (the "Deferrable Compensation").

2.  DEFERRAL OF COMPENSATION

          A Participant may elect to defer all or any portion of the Deferrable Compensation by executing a form prescribed by the Company and delivering such election form to the Company at such date or dates prior to the date the Deferrable Compensation is determinable, as shall be determined by the President. The amount attributable to amounts of Deferrable Compensation actually deferred shall be paid or distributed to the Participant in accordance with the provisions of Section 6 or Section 7 below. Notwithstanding the foregoing, the President may at any time suspend the eligibility of any Participant to make additional deferrals of Deferrable Compensation, but such suspension will not affect the amounts then credited to the Participant's Account.

3.  DEFERRED COMPENSATION ACCOUNT

          The Company shall establish a deferred compensation account (the "Account") for the Participant. As of the date payment of any Deferrable Compensation otherwise would have been made to the Participant, the Company shall credit to the Account, an amount denominated in cash or stock equivalents, or a combination thereof, as elected by the Participant, that amount of the Deferrable Compensation which the Participant has elected to defer.

4.  CASH OR STOCK ELECTION

    (a) As of the date payment of any Deferrable Compensation otherwise would have been made to a Participant, the amount due the Participant shall be credited to the Participant's Account either as a cash allotment or as a stock allotment, or a portion to each, as the Participant shall elect.

    (b) If a cash allotment is elected in whole or in part, the Account shall be credited with the dollar amount of the allotment. Interest (at the rate described below) on the Average Daily Balance (computed as described below) shall be credited to the Account as of the last day of each calendar month ending on or before the date as of which the total balance in the Account has been paid out in accordance with the provisions of Section 6 or Section 7 below. The interest rate for each calendar month shall be the 30-Day London Interbank Offered Rate (LIBOR) for the last business day of the immediately preceding calendar month as reported on the BLOOMBERG financial news system. The "Average Daily Balance" shall be the quotient obtained by dividing the sum of the closing balance in the Account at the end of each calendar day in a calendar month by the number of days in such calendar month.

    (c)(1) If a stock allotment is elected in whole or in part, the Account shall be credited with a stock equivalent that shall be equal to the number of full and fractional shares of the Company's Common Stock, par value $0.50 per share (the "Common Stock"), that could be purchased with the dollar amount of the allotment using the Average Closing Price (as defined below) of the Common Stock for the twenty (20) trading days ending on the day preceding the date the Account is so credited. The "Average Closing Price" of the Common Stock means the average of the daily closing prices for a share of the Common Stock for the applicable twenty (20) trading days on the Composite Tape for the New York Stock Exchange D Listed Stocks, or, if the Common Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which the Common Stock is listed, or, if the Common Stock is not listed on any such Exchange, the average of the daily closing bid quotations with respect to a share of the Common Stock for such twenty (20) trading days on the National Association of Securities Dealers, Inc., Automated Quotations Systems or any system then in use, or, if no such quotations are available, the fair market value of a share of the Common Stock as determined by a majority of the Board; provided, however, that if a Change in Control (as defined below) shall have occurred, then such determination shall be made by a majority of the Continuing Directors (as defined below).

    (2) The Account also shall be credited as of the payment date for each dividend on the Common Stock with additional stock equivalents computed as follows: The dividend paid, either in cash or property (other than Common Stock), upon a share of Common Stock multiplied by the number of share equivalents in the Account and the product thereof divided by the Average Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the dividend payment date. In the case of dividends payable in property, the amount paid shall be based on the fair market value of the property at the time of distribution of the dividend, as determined by a majority of the Board; provided; however, that if a Change in Control shall have occurred, then such determination shall be made by a majority of the Continuing Directors.

    (3) In the event of any change in the Common Stock, upon which the stock equivalency hereunder is based, by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or any other change in corporate structure, the number of shares credited to the Account shall be adjusted in such manner as a majority of the Board shall determine to be fair under the circumstances; provided, however, that if a Change in Control (as defined below) shall have occurred, then such determination shall be made a majority of the Continuing Directors (as defined in PLC's Shareholders Rights Plan).

5.  ADDITIONAL STOCK ALLOTMENTS

          To provide certain Participants the opportunity to increase their stockholdings in PLC, an additional stock allotment may be credited to the account of a Participant selected by the President (the "Additional Stock Allotment"). To receive the Additional Stock Allotment, the designated Participant must elect to defer a special supplemental bonus approved by the President (and designated as Deferrable Compensation) in the form of stock equivalents for a period of not less than three years. An Additional Stock Allotment will equal 100 percent (or such other percentage specified by the President in his sole discretion) of such supplemental bonus. A Participant's rights with respect to any Additional Stock Allotments vest at the end of a three-year period which begins on the payable date of such Deferrable Compensation; provided that the Participant still has a significant association with the Company as determined by the President in his sole discretion. IT IS ANTICIPATED THAT ONLY A LIMITED NUMBER OF PARTICIPANTS WILL BE SELECTED TO RECEIVE THE ADDITIONAL STOCK ALLOTMENTS AND RECEIPT OF ONE ADDITIONAL STOCK ALLOTMENT SHALL NOT ENTITLE A PARTICIPANT TO RECEIVE SUBSEQUENT ADDITIONAL STOCK ALLOTMENTS.

6.  DISTRIBUTION

    (a) Except as otherwise provided in the Plan or as may be permitted by the President, at the Participant's election, the balance in the Account shall be paid out to the Participant commencing on the date which the Participant has specified on his or her election form. Except as otherwise provided in the Plan, the balance in a Participant's Account shall be paid in a lump sum, unless the Participant elects, by executing an election form prescribed by the Company and delivering such form to the Company at such time as shall be specified by the President, but in all events in the calendar year prior to the year payments are to begin, to receive payment in monthly, quarterly, semiannual or annual installments over a period of years not to exceed ten (10) years (the "Payout Period"). The amount of each installment shall be determined as of the first day of the period in which payment is to be made by dividing the then balance in the Account as of the end of the preceding calendar month by the then remaining number of payment dates in the Payout Period. The lump sum or first periodic installment shall be paid by the Company as promptly as is convenient, but not more than sixty (60) days, following the date specified by the Participant.

    (b) Notwithstanding anything contained herein to the contrary, unless the President otherwise determines, in the event the Participant ceases to have a significant association with the Company, as determined by the President in his sole discretion, any non-vested Additional Stock Allotments shall be forfeited by the Participant, and the remaining balance in the Account shall be payable in a lump sum.

    (c) In the event of the death of the Participant prior to distribution of the entire balance in the Participant's Account, any non-vested Additional Stock Allotments shall immediately vest, and, unless the President otherwise determines, the balance in the Account shall be payable in a lump sum to:

          (i) the surviving beneficiary (or surviving beneficiaries in such proportions as) the Participant may have designated by notice in writing to the Company unrevoked by a later notice in writing to the Company or, in the absence of an unrevoked notice,

          (ii) the beneficiary (or beneficiaries in such proportions as) the Participant may have designated by will or, if no beneficiary is designated,

          (iii) the legal representative of the Participant's estate.

     In the event a Participant becomes disabled or suffers a hardship, upon written request from the Participant the payment commencement date and/or payment schedule with respect to a balance in a Participant's Account may be accelerated by the President in his sole discretion. With respect to accelerated payments made due to hardship, unless the President shall otherwise determine in his sole discretion any non-vested Additional Stock Allotments associated with such amounts paid to the Participant on an accelerated basis shall be forfeited by the Participant.

     (d) The provisions of the Plan shall apply to and be binding upon the beneficiaries, distributees and personal representatives and any other successors in interest of the Participant.

     (e) Distribution of any amount credited to the Account on a cash basis shall be made in cash. Distribution of stock equivalents in the Account shall be made in whole shares of the Company's Common Stock; fractional shares shall be paid in cash in an amount equal to the number of fractional shares multiplied by the Average Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date of distribution.

     (f) The Company shall deduct from all distributions hereunder any taxes required to be withheld by the federal or any state or local government.

7.   ACCELERATION OF DISTRIBUTION

     (a) Notwithstanding any other provision of the Plan, if a Change in Control (as defined in PLC's Shareholders Rights Plan, as in effect from time to time) occurs and at any time after or in connection with the occurrence of such Change in Control either of the following events occurs:

          (1) the Participant ceases to have a significant association with the Company (as determined by a majority of the Continuing Directors);

          (2)   the Plan is terminated; or

          (3)   the Company's capital structure is changed materially;

then any Additional Stock Allotments shall vest immediately to the Participant, and the balance in the Account shall be payable in a lump sum to the Participant. Such payment shall be made by the Company as promptly as practicable, but not more than thirty (30) days following the date on which the right to such payment arose.

     (b) Distribution with respect to stock equivalents shall be made in cash in an amount equal to the number of stock equivalents to be distributed multiplied by the greater of (i) the Average Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date on which the right to such distribution arose; (ii) the Average Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date of the Change in Control; or (iii) the highest price per share of Common Stock in the transaction or series of transactions constituting the Change in Control.

     (c) The Company shall promptly reimburse the Participant for all legal fees and expenses reasonably incurred in successfully seeking to obtain or enforce any right or benefit provided under this Section 7.

     (d) This Section 7 may not be amended or modified after the occurrence of a Change in Control.

8.   MISCELLANEOUS

     (a) The election to defer Deferrable Compensation, including, but not limited to, the allocation of the amount between the cash allotment or the stock allotment portion of the Account, and the time and manner of distribution, shall be irrevocable as to amounts earned following the time when the election is made and shall remain irrevocable until a new election form reflecting a change or revocation with respect to Deferrable Compensation payable with respect to a subsequent time period is delivered to the Secretary of the Company. Such change or revocation shall become effective as to such period as shall be specified by the President.

     (b) Neither the Participant nor any other person shall have any interest in any fund or in any specific asset of the Company by reason of amounts credited to the Account of a Participant hereunder, nor the right to exercise any of the rights or privileges of a shareholder with respect to any stock equivalents credited to the Account, nor the right to receive any distribution under the Plan except as and to the extent expressly provided for in the Plan. Distributions hereunder shall be made from the general funds of the Company, and the rights of the Participant shall be those of an unsecured general creditor of the Company.

     (c) The interest of the Participant under the Plan shall not be assignable by the Participant or the Participant's beneficiary or legal representative, either by voluntary assignment or by operation of law, shall be ineffective to transfer the Participant's interest; provided, however, that (i) the Participant may designate a beneficiary to receive any benefit payable under the Plan upon death, and (ii) the legal representative of the Participant's estate may assign the Participant's interest under the Plan upon the Participant's death.

     (d) Except as provided in Section 7 above, the Company may amend, modify, terminate or discontinue the Plan at any time; provided, however, that no such action shall reduce the amounts credited to the Account of the Participant immediately prior to such action, nor change the time, method or manner of distribution of such amount, including, without limitation, distribution in accordance with Section 7, above.

     (e) Nothing contained herein shall impose any obligation on the Company to continue its association with the Participant or shall prevent the termination of such association with the Participant.

     (f) This Plan shall be interpreted by and all questions arising in connection therewith shall be determined by the President, whose interpretation or determination, when made in good faith, shall be conclusive and binding, unless a Change in Control shall have occurred, in which case such interpretation or determination shall be made by a majority of the Continuing Directors.

     (g) If any amounts deferred pursuant to the Plan are found in a "determination" (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) to have been includible in gross income by a Participant prior to payment of such amounts from his Participant's Account, such amounts shall be immediately paid to such Participant, notwithstanding his elections pursuant to Section 2.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Other expenses in connection with the registration of the securities hereunder, which will be paid by the Company, will be substantially as follows:

                                                                AMOUNT
               SEC Registration Fee                            $   831

               Accounting Fees and Expenses                      5,000

               Legal Fees and Expenses                           6,000

               Blue Sky Fees and Expenses                        5,000

               Printing Cost for Registration Statement,
                  Prospectus and Related Documents               1,000

               Miscellaneous Expenses                            1,000
                                                               -------

                                                               $18,831
                                                               -------
                                                               -------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 6.5 of Article VI of the Company's Restated Certificate of Incorporation, as amended, provides that the Company shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.

     The Company is empowered by Section 145 of the Delaware General Corporation Law, subject to the proceedings and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was an officer, employee, agent or director of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company may indemnify any such person against expenses (including attorneys' fees) in an action by or in the right of the Company under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the Company. To the extent such person is successful on the merits or otherwise in the defense of any action referred to above, the Company must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

     Policies of insurance are maintained by the Company under which directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

     As permitted by Section 102 (b)(7) of the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation also provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company has entered into indemnity agreements with each of its directors which provide insurance protection in excess of the directors' and officers' liability insurance maintained by the Company and in force at the time up to $20 million and against certain liabilities excluded from such liability insurance. The agreements provide generally that, upon the happening of certain events constituting a change in control of the Company, the Company must obtain a $20 million letter of credit upon which the directors may draw for defense or settlement of any claim relating to performance of their duties as directors. The Company has similar agreements with certain of its executive officers under which the Company is required to provide up to $10 million in indemnification, although this obligation is not secured by a commitment to obtain a letter of credit.

ITEM 16. EXHIBITS.
     See Index to Exhibits.

ITEM 17. UNDERTAKINGS.

     (a) Rule 415 Offering.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Acceleration of Effectiveness.

     Insofar as indemnifications for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, if any, of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Protective Life Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on June 1, 1995.


                            PROTECTIVE LIFE CORPORATION
                            (Registrant)


                            By: /s/ Drayton Nabers, Jr.
                                --------------------------------------
                                 Chairman of the Board, and
                                 President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Protective Life Corporation indicated:

           Signatures                            Title                             Date
           ----------                            -----                             ----
     /s/ Drayton Nabers, Jr.            Chairman of the Board, and
     ---------------------------        President and Chief Executive
     Drayton Nabers, Jr.                Officer (Principal Executive
                                        Officer) and Director                   June 1, 1995

     /s/ John D. Johns                  Executive Vice President and
     ---------------------------        Chief Financial Officer
     John D. Johns                      (Principal Financial Officer)           June 1, 1995

     /s/ Jerry W. DeFoor                Vice President and Controller
     ---------------------------        and Chief Accounting Officer
     Jerry W. DeFoor                    (Principal Accounting Officer)          June 1, 1995

                *                       Chairman Emeritus and
     ---------------------------        Director                                June 1, 1995
     William J. Rushton III

                *                       Director                                June 1, 1995
     ---------------------------
     John W. Woods

                *                       Director                                June 1, 1995
     ---------------------------
     William J. Cabaniss, Jr.

                *                       Director                                June 1, 1995

     ---------------------------
     H. G. Pattillo

                *                       Director                                June 1, 1995
     ---------------------------
     Edward L. Addison

                *                       Director                                June 1, 1995
     ---------------------------
     John J. McMahon, Jr.

                *                       Director                                June 1, 1995
     ---------------------------
     A. W. Dahlberg

                *                       Director                                June 1, 1995
     ---------------------------
     John W. Rouse, Jr.


           SIGNATURES                            TITLE                             DATE
           ----------                            -----                             ----
                *                       Director                                June 1, 1995
     ---------------------------
     Robert T. David

                *                       Director                                June 1, 1995
     ---------------------------
     Ronald L. Kuehn, Jr.

                *                       Director                                June 1, 1995
     ---------------------------
     Herbert A. Sklenar

*Drayton Nabers, Jr. by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to Powers of Attorney duly executed by such persons and filed with the Securities and Exchange Commission.


     /s/ DRAYTON NABERS, JR.
     ------------------------
     Attorney-in-Fact
     June 1, 1995

                                  EXHIBIT INDEX

Exhibit
- -------

*3(b) By-laws of the Company filed as Exhibit C to the Company's Form 10 Registration Statement filed September 4, 1981

*3(b)(1) Amended By-laws of the Company filed as Exhibit B to the Company's Form 8-K Report filed May 18, 1983

*4(a)     1985 Restated Certificate of Incorporation of the Company filed as
          Exhibit 3(a) to the Company's Form 10-K Annual Report for the year ended December 31, 1993

*4(a)(1) Certificate of Amendment of 1985 Restated Certificate of Incorporation of the Company filed as Exhibit 3(a)(1) to the Company's Form 10-K Annual Report for the year ended December 31, 1993

*4(a)(2) Certificate of Designation of Junior Participating Cumulative Preferred Stock of the Company filed with the Secretary of State of Delaware on July 14, 1987 and filed as Exhibit A to the Company's Form 8-K Report filed July 15, 1987

*4(a)(3) Certificate of Correction of Certificate of Designation of Junior Participating Cumulative Preferred Stock of the Company filed with the Secretary of State of Delaware on July 27, 1987 and filed as Exhibit 3(a)(4) to the Company's Form 10-K Annual Report for the year ended December 31, 1987

*4(a)(4) Certificate of Amendment of 1985 Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on May 5, 1994 and filed as Exhibit 3(a)(5) to the Company's Form 10-Q Quarterly Report for the period ended March 31, 1994

*4(c) Certificate of Formation of PLC Capital L.L.C. ("PLC Capital") filed as Exhibit 4(c) to the Company and PLC Capital's Registration Statement No. 33-52831

*4(d) Amended and Restated Limited Liability Company Agreement of PLC Capital L.L.C. filed as Exhibit 4(d) to the Company and PLC Capital's Registration Statement No. 33-52831

*4(e) Form of Action establishing series of Preferred Securities (included as Annex A to Exhibit 4(d))

*4(f)     Specimen Preferred Security Certificate (included as Annex B to
          Exhibit 4(d))

*4(n) Rights Agreement, dated as of July 13, 1987, between the Company and AmSouth Bank, as Rights Agent filed as Exhibit 1 to the Company's Form 8-A filed July 15, 1987

*Incorporated by reference

Exhibit
- -------

 5        Opinion of General Counsel of Protective Life Corporation

 8        Opinion re:  Tax Matters

15        Letter re:  unaudited interim financial statements

23.1 Consent of General Counsel of Protective Life Corporation (included in the opinion filed as Exhibit 5)

23.2 Consent of Coopers & Lybrand L.L.P. re: Tax Matters (included in the opinion filed as Exhibit 8)

23.3      Consent of Coopers & Lybrand L.L.P.

24        Power of Attorney